EXHIBIT 23(a)



CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated March 16, 2005, except for Note 21 as to which the date is June 8, 2005, relating to the consolidated financial statements of TXU Corp. and subsidiaries (which report expresses an unqualified opinion and contains explanatory paragraphs relating to the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004) and the rescission of Emerging Issues Task Force Issue No. 98-10 as described in Note 3 of the Notes to the Financial Statements and the restatement of the statements of cash flows for the three years in the period ended December 31, 2004), and our report dated March 16, 2005 relating to management's report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K, as amended, of TXU Corp. for the year ended December 31, 2004 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



/s/Deloitte & Touche

Dallas, Texas
June 13, 2005